November 25, 2002

VIA EDGAR
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549

Re: World Health Alternatives, Inc. ("Registrant")

Request for Withdrawal of Post-Effective Amendment No. 9 to Registration Statement on Form SB-2 (File No. 333-84934)

Ladies and Gentlemen:

Registrant hereby requests the withdrawal of the above-referenced Post-Effective Amendment No. 9, filed on November 20, 2003, Accession No. 0001249027-03-000003. This request is being made for the following reasons:

1) Post-Effective Amendment No. 9 was filed prematurely by Registrant's financial printer, without the approval of Registrant's counsel and without the due authorization of Registrant in the form of handwritten signatures of Registrant's proper officers and directors.

2) Due to the premature filing of Post-Effective Amendment No. 9, certain information contained therein is incorrect.

3) Post-Effective Amendment No. 9 was incorrectly filed by Registrant's printer as an SB-2/A filing when it should have been tagged as a POS AM filing.

4) Post-Effective Amendment No. 9 was improperly edgarized by Registrant's financial printer and the filing is illegible and of no use to the investing public.

Accordingly, shortly after the filing of this Form AW, Registrant will file a correct and duly authorized Post-Effective Amendment No. 9 to its Registration Statement on Form SB-2 in a readable form and with the proper tag identifying the filing as a post-effective amendment.

                                                                                                                               Sincerely,

                                                                                                                               By: /s/ Richard E. McDonald

                                                                                                                               Richard E. McDonald

                                                                                                                               President